Exhibit 3.1(ix)

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
eVISIONUSA.COM, INC.

        Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation (“Corporation”) adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST:    The name of the Corporation is eVision USA.Com, Inc.

        SECOND:    The following amendments to the Articles of Incorporation were duly adopted by the directors on October 11, 2001 and by the shareholders on November 28, 2001. The number of votes cast for the amendments by each voting group entitled to vote on the amendments was sufficient for approval by that voting group.

        Article I of the Articles of Incorporation is amended in its entirety so that as amended it reads as follows:

ARTICLE I

NAME OF CORPORATION

        The name of the Corporation is eVision International, Inc.

Dated:   November 30, 2001

                                                                                                     eVISION USA.COM, INC.
                                                                                                    a Colorado corporation

                                                                                                     By:  /s/ Robert H. Trapp
                                                                                                                  Robert H. Trapp, Managing Director